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                                                                     EXHIBIT 5

                            [PLAINS RESOURCES LOGO]

                                 May 3, 1996


Plains Resources Inc.
Calumet Florida, Inc.
Plains Illinois Inc.
Plains Marketing & Transportation Inc.
Plains Resources International Inc.
Plains Terminal & Transfer Corporation
PRI Producing Inc.
PLX Crude Lines Inc.
PLX Ingleside Inc.
Stocker Resources, Inc.
Stocker Resources L.P.
1600 Smith Street
Houston, Texas   77002

Dear Sirs:

            I have acted as counsel for Plains Resources Inc., a Delaware corporation (the "Company"), and the Guarantors (defined below) in connection with the proposed offer by the Company to exchange (the "Exchange Offer") for all outstanding 10 1/4% Senior Subordinated Notes Due 2006, Series A ($150 million principal amount outstanding) (the "Outstanding Notes") 10 1/4% Senior Subordinated Notes Due 2006, Series B ($150 million principal amount) (the "Exchange Notes"). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of March 15, 1996, (the "Indenture"), among the Company, the Guarantors and Texas Commerce Bank National Association, as trustee (the "Trustee"). Calumet Florida, Inc., Plains Illinois Inc., Plains Marketing & Transportation Inc., Plains Resources International Inc., Plains Terminal & Transfer Corporation, PRI Producing Inc., PLX Crude Lines Inc., PLX Ingleside Inc., Stocker Resources Inc., and Stocker Resources L.P. are collectively referred to as the "Guarantors", and the guarantees by the Guarantors with respect to the Exchange Notes are collectively referred to as the "Guarantees".

            In connection with such matters I have examined the Indenture, the Registration Statement on Form S-4, filed by the Company with the Securities and Exchange Commission, for the registration of the Exchange Notes and the Guarantees thereof (collectively referred to as the "Securities") under the Securities Act of 1933 (the Registration Statement as amended at the time it becomes effective being referred to as the "Registration Statement") and such corporate records of the Company and the Guarantors, certificates of public officials and such other documents as I have deemed necessary or appropriate for the purpose of this opinion.

            Based upon the foregoing, subject to the qualifications hereinafter set forth, and having regard for such legal considerations as I deem relevant, I am of the opinion that:

            (i) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware;


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            (ii)    Each of the Guarantors has been duly incorporated or
                    organized and is validly existing as a corporation or partnership in good standing under the laws of the jurisdiction in which it is incorporated or organized; and

            (iii) The Securities proposed to be issued pursuant to the Exchange Offer have been duly authorized for issuance and, subject to the Registration Statement becoming effective under the Securities Act of 1933, and to compliance with any applicable state securities laws, when issued, delivered and sold in accordance with the Exchange Offer and the Indenture, will be valid and legally binding obligations of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with their respective terms.

            The opinions expressed herein are subject to the following:

            a. The enforceability of the Securities may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including without limitation specific performance and injunctive relief, and
                    (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

            b. I express no opinion as to the enforceability of any provisions of the Securities that would require the performance thereof in the presence of fraud or illegality on the part of the holders of the Securities or the Trustee.

            The opinions expressed herein are limited exclusively to the laws of the State of Texas and the General Corporation Law of the State of Delaware.

            I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me under "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                                Sincerely,


                                                /s/ Michael R. Patterson

                                                Michael R. Patterson
                                                Vice President & General Counsel



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